Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

NEUTRAL TANDEM, INC.

Neutral Tandem, Inc. a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

SECOND: That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Article One so that, as amended, said Article shall read in its entirety as follows:

ARTICLE ONE

NAME

The name of the Corporation is Inteliquent, Inc. (the “Corporation”).

THIRD: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this amendment amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

FOURTH: This amendment, which amends the Amended and Restated Certificate of Incorporation of the Corporation, has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation and the stockholders of the Corporation and shall become effective on July 1st, 2013.

IN WITNESS WHEREOF, Neutral Tandem, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed on its behalf this 25th day of June, 2013 by the undersigned.

/s/ Richard L. Monto
Name: Richard L. Monto
Title: General Counsel, Senior Vice President and Corporate Secretary